                                  EXHIBIT 99.5

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MARCH 31, 2005)

Management's Discussion and Analysis of Financial Condition and Results of Operations (Management's Discussion) concerns Fulton Financial Corporation (the Corporation), a financial holding company incorporated under the laws of the Commonwealth of Pennsylvania in 1982, and its wholly owned subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes presented in this report.

FORWARD-LOOKING STATEMENTS

The Corporation has made, and may continue to make, certain forward-looking statements with respect to its acquisition and growth strategies, management of net interest income and margin, the ability to realize gains on equity investments, allowance and provision for loan losses, expected levels of certain non-interest expenses and the liquidity position of the Corporation and Parent Company. The Corporation cautions that these forward-looking statements are subject to various assumptions, risks and uncertainties. Because of the possibility of changes in these assumptions, risks and uncertainties, actual results could differ materially from forward-looking statements.

In addition to the factors identified herein, the following could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board (FRB), creditworthiness of current borrowers, customers' acceptance of the Corporation's products and services and acquisition pricing and the ability of the Corporation to continue making acquisitions.

The Corporation's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

RESULTS OF OPERATIONS

Overview

As a financial institution with a focus on traditional banking activities, Fulton Financial Corporation generates the majority of its revenue through net interest income, or the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. Growth in net interest income is dependent upon balance sheet growth and maintaining or increasing the net interest margin, which is net interest income as a percentage of average interest-earning assets. The Corporation also generates revenue through fees earned on the various services and products offered to its customers and through sales of assets, such as loans or investments. Offsetting these revenue sources are provisions for credit losses on loans, other operating expenses and income taxes.

The Corporation's net income for the first quarter of 2005 increased $5.7 million, or 15.8%, from $35.8 million in 2004 to $41.4 million in 2005. Diluted net income per share increased $0.01, or 4.0%, from $0.25 in 2004 to $0.26 in 2005. The percentage increase in net income per share was lower than the net income increase as the average number of shares outstanding increased as a result of shares issued for acquisitions. The Corporation realized annualized returns on average assets of 1.50% and average equity of 13.43% during the first quarter of 2005. The annualized return on average tangible equity, which is net income, as adjusted for intangible amortization, net of tax, divided by average shareholders' equity, excluding goodwill and intangible assets, was 19.84% for the quarter.

The Corporation adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended September 30, 2005. Statement 123R requires that the fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. The Corporation adopted Statement 123R using "modified retrospective application" and, therefore, all financial information in this report has been restated to reflect the impact of adoption. See Note E, "Stock-Based Compensation" in the Notes to Consolidated Financial Statements for information on the impact of adopting Statement 123R and its effect on prior periods.

The increase in net income compared to the first quarter of 2004 resulted from an $15.3 million increase in net interest income, a $6.3 million increase in other income (excluding security gains) and a $940,000 decrease in the provision for loan losses, offset by a $2.5 million decrease in security gains, an $11.5 million increase in other expenses and a $2.9 million increase in income taxes. Net interest income growth resulted from increases in average earning assets, due to the acquisitions of Resource Bancshares Corporation (Resource) in April 2004 and First Washington FinancialCorp (First Washington) in December 2004 (see "Acquisitions" below). The net interest margin increased 4.2% compared to the first quarter of 2004, compounding the impact of the earning asset growth.

The following summarizes some of the more significant factors that influenced the Corporation's first quarter 2005 results.

Interest Rates - The FRB raised short-term interest rates seven times since March, 2004, resulting in a 175 basis point increase in both the Federal funds rate (from 1.00% to 2.75%) and the prime lending rate, (from 4.00% to 5.75%). These increases have had a positive impact on the Corporation's net interest margin and earnings as floating rate assets immediately adjusted to higher rates. The offsetting increase in rates on deposits and borrowings has not been as pronounced, however competitive pressure to reprice deposits has recently increased.

Longer-term rates also increased over the past twelve months. The national monthly average of 30-year mortgage rates increased 42 basis points from 5.59% in 2004 to 6.01% in 2005. In a rising rate environment, the Corporation expects improvements in net interest income, as discussed in the "Market Risk" section of Management's Discussion. Continued increases in long-term rates, however, may have a detrimental impact on mortgage loan origination volumes and related gains on sales of mortgage loans.

Earning Assets - The Corporation's interest-earning assets increased significantly, as a result of acquisitions and strong internal loan growth. This growth also contributed to the increase in net interest income. With improving regional economic conditions and with the slowdown of mortgage loan refinances, the Corporation is optimistic that internal loan growth in the short-term will continue to be positive.

From 2004 to 2005, the Corporation experienced a shift in its composition of interest-earning assets from investments (23.8% of total average interest-earning assets in 2005, compared to 31.2% in 2004) to loans (74.8% in 2005 compared to 68.6% in 2004). This change resulted as funds from investment maturities, primarily mortgage-backed securities were reinvested in loans. The movement to higher-yielding loans has had a positive effect on the Corporation's net interest income and net interest margin.

Asset Quality - Asset quality refers to the underlying credit characteristics of borrowers and the likelihood that defaults on contractual payments will result in charge-offs of account balances. Asset quality is generally a function of economic conditions, but can be managed through conservative underwriting and sound collection policies and procedures.

The Corporation continued to maintain excellent asset quality, attributable to its credit culture and underwriting policies. Asset quality measures such as non-performing assets to total assets and net charge-offs to average loans improved in comparison to 2004, resulting in a lower provision for loan losses in the first quarter 2005. While overall asset quality has remained strong, deterioration in quality of one or several significant accounts could have a detrimental impact and result in losses that may not be foreseeable based on current information. In addition, rising interest rates could increase the total payments of borrowers and could have a negative impact on the ability of some to pay according to the terms of their loans.


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

Equity Markets - As noted in the "Market Risk" section of Management's Discussion, equity valuations can have an impact on the Corporation's financial performance. In particular, bank stocks account for a significant portion of the Corporation's equity investment portfolio. Gains on sales of these equities have been a recurring component of the Corporation's earnings for many years, including the first quarters of 2005 and 2004 with total gains of $2.5 million and $4.8 million, respectively. If this portfolio declines in value, this component of earnings could contract.

Acquisitions - In April 2004, the Corporation acquired Resource, an $890 million financial holding company located in Virginia Beach, Virginia whose primary subsidiary was Resource Bank. This was the Corporation's first acquisition in Virginia, allowing it to enter a new geographic market. In December 2004, the Corporation acquired First Washington, a $490 million bank holding company located in Windsor, New Jersey whose primary subsidiary was First Washington State Bank. Results for 2005 in comparison to 2004 were impacted by these acquisitions (referred to collectively as the "Acquisitions").

On January 11, 2005, the Corporation entered into a merger agreement to acquire SVB Financial Services, Inc. (SVB) of Somerville, New Jersey. SVB is a $475 million bank holding company whose primary subsidiary is Somerset Valley Bank, which operates eleven community-banking offices in Somerset, Hunterdon and Middlesex counties in New Jersey. The acquisition is expected to be completed in the third quarter of 2005. For additional information on the terms of this pending acquisition, see Note H, "Acquisitions", in the Notes to Consolidated Financial Statements.

Acquisitions have long been a supplement to the Corporation's internal growth. These recent and pending acquisitions provide the opportunity for additional growth as they will allow the Corporation's existing products and services to be sold in new markets. The Corporation's acquisition strategy focuses on high growth areas with strong market demographics and targets organizations that have a comparable corporate culture, strong performance and good asset quality, among other factors. Under its "super-community" banking philosophy, acquired organizations generally retain their status as separate legal entities, unless consolidation with an existing affiliate bank is practical. Back office functions are generally consolidated to maximize efficiencies.

Merger and acquisition activity in the financial services industry has been very competitive in recent years, as evidenced by the prices paid for certain acquisitions. While the Corporation has been an active acquirer, management is committed to basing its pricing on rational economic models. Management will continue to focus on generating growth in the most cost-effective manner.

Quarter ended March 31, 2005 versus quarter ended March 31, 2004

Net Interest Income

Net interest income increased $15.3 million, to $98.2 million in 2005 from $83.0 million in 2004. This increase was due to both average balance growth, with total earning assets increasing 15.8%, and an improving net interest margin. The average yield on earning assets increased 49 basis points (a 9.7% increase) over 2004 while the cost of interest-bearing liabilities increased 38 basis points (a 22.5% increase). This resulted in a 16 basis point increase in net interest margin compared to the same period in 2004. The Corporation continues to manage its asset/liability position and interest rate risk through the methods discussed in the "Market Risk" section of Management's Discussion.


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

The following table provides a comparative average balance sheet and net interest income analysis for the first quarter of 2005 as compared to the same period in 2004 (dollars in thousands):

                                            QUARTER ENDED MARCH 31, 2005       QUARTER ENDED MARCH 31, 2004
                                         ---------------------------------   --------------------------------
                                           AVERAGE                 YIELD/      AVERAGE                YIELD/
                                           BALANCE     INTEREST   RATE (1)     BALANCE    INTEREST   RATE (1)
                                         -----------   --------   --------   ----------   --------   --------
ASSETS
Interest-earning assets:
   Loans and leases ..................   $ 7,675,034   $116,628     6.16%    $6,187,988   $ 88,466     5.75%
   Taxable investment securities .....     1,983,864     18,261     3.73      2,402,420     21,736     3.64
   Tax-exempt investment securities ..       335,355      2,849     3.45        276,143      2,533     3.69
   Equity securities .................       123,800      1,084     3.55        131,553        952     2.91
                                         -----------   --------     ----     ----------   --------     ----
Total investment securities ..........     2,443,019     22,194     3.68      2,810,116     25,221     3.61
   Mortgage loans held for sale ......       112,619      1,812     6.53         15,212        239     6.32
   Other interest-earning assets .....        28,699        176     2.49          3,741         10     1.08
                                         -----------   --------     ----     ----------   --------     ----
Total interest-earning assets ........    10,259,371    140,810     5.57%     9,017,057    113,936     5.08%
Noninterest-earning assets:
   Cash and due from banks ...........       322,793                            300,789
   Premises and equipment ............       149,017                            121,428
   Other assets ......................       571,316                            317,311
   Less: Allowance for loan losses ...       (90,489)                           (78,732)
                                         -----------                         ----------
      Total Assets ...................   $11,212,008                         $9,677,853
                                         ===========                         ==========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
   Demand deposits ...................   $ 1,494,984   $  2,970     0.81%    $1,268,671   $  1,355     0.43%
   Savings deposits ..................     1,911,820      4,466     0.95      1,760,104      2,507     0.57
   Time deposits .....................     2,996,377     20,372     2.76      2,431,742     16,488     2.73
                                         -----------   --------     ----     ----------   --------     ----
Total interest-bearing deposits ......     6,403,181     27,808     1.76      5,460,517     20,350     1.50
   Short-term borrowings .............     1,239,454      6,824     2.23      1,345,285      3,327     0.99
   Long-term debt ....................       681,450      7,930     4.72        570,075      7,292     5.14
                                         -----------   --------     ----     ----------   --------     ----
Total interest-bearing liabilities ...     8,324,085     42,562     2.07%     7,375,877     30,969     1.69%
Noninterest-bearing liabilities:
   Demand deposits ...................     1,509,118                          1,257,541
   Other .............................       127,148                             93,352
                                         -----------                         ----------
      Total Liabilities ..............     9,960,351                          8,726,770
Shareholders' equity .................     1,251,657                            951,083
                                         -----------                         ----------
      Total Liabilities and
         Shareholders' Equity ........   $11,212,008                         $9,677,853
                                         ===========                         ==========
Net interest income ..................                 $ 98,248                           $ 82,967
                                                       ========                           ========
Net interest margin (FTE) ............                              3.95%                              3.79%
                                                                    ====                               ====

(1)  Yields on tax-exempt securities are not fully taxable equivalent (FTE).


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

The following table summarizes the changes in interest income and expense due to changes in average balances (volume) and changes in rates:

                                                      2005 VS. 2004
                                                 INCREASE (DECREASE) DUE
                                                      TO CHANGE IN
                                               --------------------------
                                                VOLUME    RATE      NET
                                               -------   ------   -------
                                                     (in thousands)
Interest income on:
   Loans and leases ........................   $21,684   $6,478   $28,162
   Taxable investment securities ...........    (3,997)     522    (3,475)
   Tax-exempt investment securities ........       495     (179)      316
   Equity securities .......................       (60)     192       132
   Mortgage loans held for sale ............     1,565        8     1,573
   Other interest-earning assets ...........       139       27       166
                                               -------   ------   -------
      Total interest-earning assets ........   $19,826   $7,048   $26,874
                                               =======   ======   =======
Interest expense on:
   Demand deposits .........................   $   274   $1,341   $ 1,615
   Savings deposits ........................       228    1,731     1,959
   Time deposits ...........................     3,706      178     3,884
   Short-term borrowings ...................      (281)   3,778     3,497
   Long-term debt ..........................     1,289     (651)      638
                                               -------   ------   -------
      Total interest-bearing liabilities ...   $ 5,216   $6,377   $11,593
                                               =======   ======   =======

Interest income increased $26.9 million, or 23.6%, mainly as a result of the growth in average balances. Total interest-earning assets increased 13.8%, resulting in a $19.8 million increase in interest income. An additional $7.0 million increase was realized from the 49 basis point increase in rates.

Average loans and leases increased $1.5 billion, or 24.0%. The following summarizes the growth in average loans by category:

                                                 THREE MONTHS ENDED
                                                      MARCH 31          INCREASE (DECREASE)
                                              -----------------------   -------------------
                                                 2005         2004           $         %
                                              ----------   ----------   ----------   -----
                                                          (dollars in thousands)
Commercial - industrial and financial .....   $2,004,879   $1,606,165   $  398,714    24.8%
Commercial - agricultural .................      326,699      349,198      (22,499)   (6.4)
Real estate - commercial mortgage .........    2,439,800    2,013,488      426,312    21.2
Real estate - commercial construction .....      362,953      253,824      109,129    43.0
Real estate - residential mortgage ........      560,431      441,848      118,583    26.8
Real estate - residential construction ....      309,902       43,463      266,439   613.0
Real estate - home equity .................    1,106,937      898,567      208,370    23.2
Consumer ..................................      500,465      512,947      (12,482)   (2.4)
Leasing and other .........................       62,968       68,488       (5,520)   (8.1)
                                              ----------   ----------   ----------   -----
   Total ..................................   $7,675,034   $6,187,988   $1,487,046    24.0%
                                              ==========   ==========   ==========   =====


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

The Acquisitions contributed approximately $1.0 billion to the increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                              THREE MONTHS ENDED MARCH 31
                                              ---------------------------
                                                      2005      2004
                                                   ----------   ----
                                                     (in thousands)
Commercial - industrial and financial .....        $  212,101    $--
Commercial - agricultural .................             1,604     --
Real estate - commercial mortgage .........           275,022     --
Real estate - commercial construction .....           103,562     --
Real estate - residential mortgage ........            90,883     --
Real estate - residential construction ....           252,280     --
Real estate - home equity .................            50,157     --
Consumer ..................................             6,287     --
Leasing and other .........................             8,664     --
                                                   ----------    ---
   Total ..................................        $1,000,560    $--
                                                   ==========    ===

The following table presents the growth in average loans, by type, excluding the average balances contributed by the Acquisitions:

                                              THREE MONTHS ENDED MARCH 31   INCREASE (DECREASE)
                                              ---------------------------   -------------------
                                                   2005         2004             $        %
                                                ----------   ----------      --------   -----
                                                            (dollars in thousands)
Commercial - industrial and financial .....     $1,792,778   $1,606,165      $186,613    11.6%
Commercial - agricultural .................        325,095      349,198       (24,103)   (6.9)
Real estate - commercial mortgage .........      2,164,778    2,013,488       151,290     7.5
Real estate - commercial construction .....        259,391      253,824         5,567     2.2
Real estate - residential mortgage ........        469,548      441,848        27,700     6.3
Real estate - residential construction ....         57,622       43,463        14,159    32.6
Real estate - home equity .................      1,056,780      898,567       158,213    17.6
Consumer ..................................        494,178      512,947       (18,769)   (3.7)
Leasing and other .........................         54,304       68,488       (14,184)  (20.7)
                                                ----------   ----------      --------   -----
   Total ..................................     $6,674,474   $6,187,988      $486,486     7.9%
                                                ==========   ==========      ========   =====

Excluding the impact of the acquisitions, loan growth continued to be particularly strong in the commercial and commercial mortgage categories, which together increased $319.4 million, or 7.6%. Residential mortgage and residential construction increased $41.9 million, or 8.6%. Home equity loans increased $158.2 million, or 17.6%, due to promotional efforts and customers using home equity loans as a cost-effective refinance alternative. Consumer loans decreased slightly, reflecting repayment of these loans with tax-advantaged residential mortgage or home equity loans. Leasing and other loans decreased $14.2 million, or 20.7%.

The average yield on loans during the first quarter of 2005 was 6.16%, a 41 basis point, or 7.1%, increase over 2004. This reflects the impact of a significant portfolio of floating rate loans, which immediately reprice to higher rates when interest rates rise, as they have over the past twelve months.

Average investment securities decreased $367.1 million, or 13.1%. Excluding the impact of the Acquisitions, this decrease was $697.7 million, or 24.8%. During the past twelve months, the Corporation did not reinvest a significant portion of investment maturities in order to minimize interest rate risk in expectation of rising rates and to help fund loan growth. The average yield on investment securities increased 7 basis points from 3.61% in 2004 to 3.68% in 2005.


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Interest expense increased $11.6 million, or 37.4%, to $42.6 million in the first quarter of 2005 from $31.0 million in the first quarter of 2004. Interest expense increased $5.2 million due to an increase in average balances, with the remaining $6.4 million increase resulting from the 38 basis point increase in the cost of total interest-bearing liabilities. The cost of interest-bearing deposits increased 26 basis points, or 17.3%, from 1.50% in 2004 to 1.76% in 2005. This increase was due to rising rates in general as a result of the FRB's rate increases over the past twelve months.

The following table summarizes the growth in average deposits by category:

                                    THREE MONTHS ENDED
                                         MARCH 31               INCREASE
                                 -----------------------   -----------------
                                    2005         2004           $         %
                                 ----------   ----------   ----------   ----
                                            (dollars in thousands)
Noninterest-bearing demand ...   $1,509,118   $1,257,541   $  251,577   20.0%
Interest-bearing demand ......    1,494,984    1,268,671      226,313   17.8
Savings/money market .........    1,911,820    1,760,104      151,716    8.6
Time deposits ................    2,996,377    2,431,742      564,635   23.2
                                 ----------   ----------   ----------   ----
   Total .....................   $7,912,299   $6,718,058   $1,194,241   17.8%
                                 ==========   ==========   ==========   ====

The Acquisitions accounted for approximately $1.1 billion of the increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                 THREE MONTHS ENDED
                                      MARCH 31
                                 ------------------
                                     2005      2004
                                  ----------   ----
                                   (in thousands)
Noninterest-bearing demand ...    $  116,911    $--
Interest-bearing demand ......       110,971     --
Savings/money market .........       117,488     --
Time deposits ................       705,219     --
                                  ----------    ---
   Total .....................    $1,050,589    $--
                                  ==========    ===

The following table presents the growth in average deposits, by type, excluding the contribution of the Acquisitions:

                                    THREE MONTHS ENDED
                                         MARCH 31          INCREASE (DECREASE)
                                 -----------------------   -------------------
                                    2005         2004           $         %
                                 ----------   ----------    ---------   ----
                                             (dollars in thousands)
Noninterest-bearing demand ...   $1,392,207   $1,257,541    $ 134,666   10.7%
Interest-bearing demand ......    1,384,013    1,268,671      115,342    9.1
Savings/money market .........    1,794,332    1,760,104       34,228    1.9
Time deposits ................    2,291,158    2,431,742     (140,584)  (5.8)
                                 ----------   ----------    ---------   ----
   Total .....................   $6,861,710   $6,718,058    $ 143,652    2.1%
                                 ==========   ==========    =========   ====

Average borrowings increased slightly from the first quarter of 2004. The Acquisitions added $227.1 million to short-term borrowings and $115.5 million to long-term debt. Excluding the Acquisitions, average short-term borrowings decreased $332.9 million, or 24.7%, to $1.0 billion in 2005, while average long-term debt


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

decreased $4.1 million or 0.7%, to $565.9 million. The decrease in short-term borrowings was mainly due to a decrease in Federal funds purchased which were reduced with funds from maturing securities.

Provision and Allowance for Loan Losses

The following table summarizes loans outstanding (net of unearned income) as of the dates shown:

                                             MARCH 31    December 31    March 31
                                               2005          2004         2004
                                            ----------   -----------   ----------
                                                        (in thousands)
Commercial - industrial and financial ...   $1,975,981    $1,946,962   $1,621,583
Commercial - agricultural ...............      319,647       326,176      339,032
Real-estate - commercial mortgage .......    2,540,554     2,461,016    2,042,234
Real-estate - commercial construction ...      366,624       348,846      250,214
Real-estate - residential mortgage ......      556,966       543,072      436,043
Real-estate - residential construction ..      323,701       277,940       39,057
Real estate - home equity ...............    1,110,126     1,108,249      914,891
Consumer ................................      496,031       506,290      508,518
Leasing and other .......................       57,671        65,996       65,505
                                            ----------    ----------   ----------
                                            $7,747,301    $7,584,547   $6,217,077
                                            ==========    ==========   ==========

The following table summarizes the activity in the Corporation's allowance for loan losses:

                                                             Three months ended
                                                                  March 31
                                                          -----------------------
                                                             2005         2004
                                                          ----------   ----------
                                                           (dollars in thousands)
Loans outstanding at end of period (net of unearned) ..   $7,747,301   $6,217,077
                                                          ==========   ==========
Daily average balance of loans and leases .............   $7,675,034   $6,187,988
                                                          ==========   ==========
Balance at beginning of period ........................   $   89,627   $   77,700

Loans charged-off:
   Commercial, financial and agricultural .............          822          979
   Real estate - mortgage .............................          187          765
   Consumer ...........................................          766          787
   Leasing and other ..................................           44          133
                                                          ----------   ----------
   Total loans charged-off ............................        1,819        2,664
                                                          ----------   ----------
Recoveries of loans previously charged-off:
   Commercial, financial and agricultural .............          697          517
   Real estate - mortgage .............................          450          446
   Consumer ...........................................          366          499
   Leasing and other ..................................            6           33
                                                          ----------   ----------
   Total recoveries ...................................        1,519        1,495
                                                          ----------   ----------
Net loans charged-off .................................          300        1,169

Provision for loan losses .............................          800        1,740
                                                          ----------   ----------
Balance at end of period ..............................   $   90,127   $   78,271
                                                          ==========   ==========
Net charge-offs to average loans (annualized) .........         0.02%        0.08%
                                                          ==========   ==========
Allowance for loan losses to loans outstanding ........         1.16%        1.26%
                                                          ==========   ==========


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

The following table summarizes the Corporation's non-performing assets as of the indicated dates:

                                         MARCH 31   DECEMBER 31   MARCH 31
                                           2005         2004        2004
                                         --------   -----------   --------
                                               (dollars in thousands)
Non-accrual loans ....................   $19,232      $22,574      $19,594
Loans 90 days past due and accruing ..     6,545        8,318       10,758
Other real estate owned (OREO) .......     3,244        2,209          356
                                         -------      -------      -------
Total non-performing assets ..........   $29,021      $33,101      $30,708
                                         =======      =======      =======
Non-accrual loans/Total loans ........      0.25%        0.30%        0.32%
Non-performing assets/Total assets ...      0.25%        0.30%        0.32%
Allowance/Non-performing loans .......       350%         290%         258%

The provision for loan losses for the first quarter of 2005 totaled $800,000, a decrease of $940,000, or 54.0%, from the same period in 2004. Net charge-offs totaled $300,000, or 0.02% of average loans on an annualized basis, during the first quarter of 2005, an $869,000 improvement over the $1.2 million, or 0.08%, in net charge-offs for the first quarter of 2004. Non-performing assets decreased to $29.0 million, or 0.25% of total assets, at March 31, 2005, from $30.7 million, or 0.32% of total assets, at March 31, 2004.

Management believes that the allowance balance of $90.1 million at March 31, 2005 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

Other Income

The following table details the components of other income:

                                              THREE MONTHS ENDED
                                                   MARCH 31        INCREASE (DECREASE)
                                              ------------------   -------------------
                                                 2005      2004         $        %
                                               -------   -------     -------   -----
                                                           (in thousands)
Investment management and trust services ..    $ 9,019   $ 8,645     $   374     4.3%
Service charges on deposit accounts .......      9,332     9,505        (173)   (1.8)
Other service charges and fees ............      5,556     5,026         530    10.5
Gain on sale of mortgage loans ............      6,049     1,714       4,335   252.9
Investment securities gains ...............      3,315     5,828      (2,513)  (43.1)
Other .....................................      2,582     1,320       1,262    95.6
                                               -------   -------     -------   -----
   Total ..................................    $35,853   $32,038     $ 3,815    11.9%
                                               =======   =======     =======   =====

Total other income for the quarter ended March 31, 2005 was $35.9 million, an increase of $3.8 million, or 11.9%, over the comparable period in 2004. Excluding investment securities gains, which decreased from $5.8 million in 2004 to $3.3 million in 2005, other income increased $6.3 million, or 24.1%. The Acquisitions contributed $4.9 million to total other income in the first quarter of 2005.

Gains on sale of mortgage loans increased $4.3 million with Resource Bank contributing $3.7 million of the increase. Service charges on deposit accounts decreased $173,000, or 1.8%, (excluding the Acquisitions, service charges on deposit accounts decreased $456,000). The decrease was mainly due to increases in existing customers' balances resulting in lower service charges for those accounts. Other income increased $1.3 million or 95.6%. The Acquisitions contributed $673,000 of the increase in other income with the remaining increase due to the change in the fair values of certain derivatives related to forward commitments for loan sales.


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

Investment securities gains decreased $2.5 million, or 43.1%. Investment securities gains during the first quarter of 2005 consisted of net realized gains of $2.5 million on the sale of equity securities and $790,000 on the sale of available for sale debt securities. Investment securities gains during the first quarter of 2004 consisted of net realized gains of $4.8 million on the sale of equity securities and $1.0 million on the sale of available for sale debt securities.

Other Expenses

The following table details the components of other expenses:

                                    THREE MONTHS ENDED
                                         MARCH 31           INCREASE
                                    ------------------   --------------
                                      2005       2004       $        %
                                     -------   -------   -------   ----
                                           (dollars in thousands)
Salaries and employee benefits ..    $44,297   $36,830   $ 7,467   20.3%
Net occupancy expense ...........      7,498     5,518     1,980   35.9
Equipment expense ...............      3,070     2,641       429   16.2
Data processing .................      3,169     2,819       350   12.4
Advertising .....................      1,973     1,528       445   29.1
Intangible amortization .........      1,179       991       188   19.0
Other ...........................     12,641    12,017       624    5.2
                                     -------   -------   -------   ----
   Total ........................    $73,827   $62,344   $11,483   18.4%
                                     =======   =======   =======   ====

Total other expenses increased $11.5 million, or 18.4%, in 2005, including $10.8 million due to the Acquisitions, detailed as follows:

                                    THREE MONTHS ENDED
                                         MARCH 31
                                    ------------------
                                        2005    2004
                                      -------   ----
                                      (in thousands)
Salaries and employee benefits ..     $ 5,893    $--
Net occupancy expense ...........       1,133     --
Equipment expense ...............         556     --
Data processing .................         503     --
Advertising .....................         220     --
Intangible amortization .........         260     --
Other ...........................       2,233     --
                                      -------    ---
   Total ........................     $10,798    $--
                                      =======    ===

The following table presents the components of other expenses, excluding the amounts contributed by the Acquisitions, for the quarter ended March 31, 2005:

                                    THREE MONTHS ENDED
                                         MARCH 31        INCREASE (DECREASE)
                                    ------------------   -------------------
                                       2005      2004         $        %
                                     -------   -------     -------   -----
                                             (dollars in thousands)
Salaries and employee benefits ..    $38,404   $36,830     $ 1,574     4.3%
Net occupancy expense ...........      6,365     5,518         847    15.3
Equipment expense ...............      2,514     2,641        (127)   (4.8)
Data processing .................      2,666     2,819        (153)   (5.4)
Advertising .....................      1,753     1,528         225    14.7
Intangible amortization .........        919       991         (72)   (7.3)
Other ...........................     10,408    12,017      (1,609)  (13.4)
                                     -------   -------     -------   -----
   Total ........................    $63,029   $62,344     $   685     1.1%
                                     =======   =======     =======   =====

The discussion that follows addresses changes in other expenses, excluding the Acquisitions.

Salaries and employee benefits increased $1.6 million, or 4.3%, in comparison to the first quarter of 2004. The salary expense component increased $1.0 million, or 3.5%, driven by salary increases for existing employees, as total average full-time equivalent employees remained relatively consistent at approximately 2,900. Employee benefits increased $533,000, or 7.8%, in comparison to the first quarter of 2004 driven mainly by continued increases in healthcare costs.

Net occupancy expense increased $847,000, or 15.3%, to $6.4 million in 2005. The increase resulted from the expansion of the branch network and the addition of new office space for existing affiliates. Equipment expense decreased $127,000 or 4.8%, due to lower depreciation expense as certain equipment became fully depreciated.

Data processing expense decreased $153,000, or 5.4%, mainly as a result of renegotiations of key processing contracts with certain vendors. Advertising expense increased $225,000, or 14.7%, due to normal retail promotional campaigns. Intangible amortization decreased $72,000, or 7.3%, in the first quarter of 2005. Intangible amortization consists of the amortization of unidentifiable intangible assets related to branch and loan acquisitions, core deposit intangible assets, and other identified intangible assets. Since many of these intangibles are amortized using accelerated methods, amortization expense of existing intangibles decreases over time. Other expense decreased $1.6 million, or 13.4%, mainly as a result of several non-recurring items, including a reduction of the reserve for legal contingencies and an adjustment in deferred origination costs.

Income Taxes

Income tax expense for the first quarter of 2005 was $18.0 million, a $2.9 million, or 19.1%, increase from $15.1 million in 2004. The Corporation's effective tax rate was approximately 30.3% in 2005 as compared to 29.7% in 2004. The effective rate is lower than the Federal statutory rate of 35% due mainly to investments in tax-free municipal securities and federal tax credits from investments in low and moderate income housing partnerships.

FINANCIAL CONDITION

Total assets of the Corporation increased $259.9 million, or 2.3%, to $11.4 billion at March 31, 2005, compared to $11.2 billion at December 31, 2004. Investment securities decreased $64.5 million, or 2.6%, as a result of investment maturities exceeding investment purchases, and a $25.1 million increase in unrealized losses due to rising interest rates. Loans outstanding, net of unearned income, increased $162.8 million, or 2.1%, during the period. Commercial loans, commercial mortgages, residential mortgages and home equity loans each increased slightly, offset by declines in consumer and leasing and other loans.

Cash and due from banks increased $58.0 million, or 20.9%, to $336.0 million at March 31, 2005. Due to the nature of these accounts, daily balances can fluctuate up or down in the normal course of business.

Other short-term investments, Federal funds sold and mortgage loans held for sale increased $51.6 million, or 26.4%, mainly due to a $43.0 million increase in Federal funds sold which was offset by an increase in Federal funds purchased. Other assets increased $49.5 million, or 30.0%, primarily due to an increase in receivables related to unsettled investment security sales.

Deposits increased $85.6 million, or 1.1%, from December 31, 2004. Noninterest-bearing deposits increased $71.6 million, or 4.7%, while interest-bearing demand deposits decreased $22.4 million, or 1.5%, and savings deposits were unchanged. Time deposits increased $36.6 million reflecting a slight shift by customers to longer term investments as rates on time deposits have increased due to competitive pressures resulting from the FRB's two short-term interest rate increases during the first quarter of 2005.

Short-term borrowings, which consist mainly of Federal funds purchased and customer cash management accounts, increased $70.8 million, or 5.9%, during the first quarter of 2005. This was mainly due to an increase in Federal funds purchased. Long-term debt increased $88.9 million, or 13.0%, mainly due to $100.0 million of subordinated debt issued in March 2005. See the "Liquidity" section of Management's Discussion for a summary of the terms of this debt.

Other liabilities increased $19.1 million, or 16.7%, due to a $6.7 million increase in accrued Federal income taxes and a $9.5 million increase in payables related to unsettled investment security purchases.

Capital Resources

Total shareholders' equity decreased $6.8 million, or 0.5%, during the first three months of 2005. Increases due to net income of $41.4 million and $4.9 million in stock issuances were offset by $22.3 million in unrealized losses on securities, $20.8 million in cash dividends to shareholders, $6.9 million in stock repurchases and $3.2 million in unrealized losses on derivative financial instruments.

The Corporation periodically implements stock repurchase plans for various corporate purposes. In addition to evaluating the financial benefits of implementing repurchase plans, management also considers liquidity needs, the current market price per share and regulatory limitations. In 2002, the Board of Directors approved a stock repurchase plan, which was extended in both 2003 and 2004. On December 21, 2004 the Board of Directors approved an additional extension of the plan from December 31, 2004 to June 30, 2005 and increased the total number of shares that could be repurchased to 5.0 million. The plan originally permitted the Corporation to purchase 5.0 million shares. Prior to the date of the extension, there were only 1.9 million of the original 5.0 million shares still available to be repurchased. During the first quarter of 2005, 399,800 shares were purchased under this plan. As of March 31, 2005, there were approximately 4.6 million shares remaining that may be repurchased.

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by banking regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a material effect on the Corporation's financial statements. The regulations require that banks maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and Tier I capital to average assets (as defined). As of March 31, 2005, the Corporation and each of its bank subsidiaries met the minimum requirements. In addition, the Corporation and each of its bank subsidiaries' capital ratios exceeded the amounts required to be considered "well-capitalized" as defined in the regulations. The following table summarizes the Corporation's capital ratios in comparison to regulatory requirements as of March 31:

                                                                         REGULATORY MINIMUM
                                                                       ----------------------
                                              MARCH 31   DECEMBER 31    CAPITAL       WELL
                                                2005         2004      ADEQUACY   CAPITALIZED
                                              --------   -----------   --------   -----------
Total Capital (to Risk Weighted Assets) ...     13.2%       11.8%        8.0%        10.0%
Tier I Capital to (Risk Weighted Assets) ..     10.9%       10.6%        4.0%         6.0%
Tier I Capital (to Average Assets) ........      8.4%        8.8%        3.0%         5.0%

Liquidity

The Corporation must maintain a sufficient level of liquid assets to meet the cash needs of its customers, who, as depositors, may want to withdraw funds or who, as borrowers, need credit availability. Liquidity is provided on a continuous basis through scheduled and unscheduled principal and interest payments on outstanding loans and investments and through the availability of deposits and borrowings. In addition, the Corporation can borrow on a secured basis from the Federal Home Loan Bank to meet short-term liquidity needs.

The Corporation's sources and uses of cash were discussed in general terms in the net interest income section of Management's Discussion. The Consolidated Statements of Cash Flows provide additional information. The Corporation generated $39.9 million in cash from operating activities during the first quarter of 2005, mainly due to net income. Investing activities resulted in a net cash outflow of $205.5 million, as purchases of investment securities and loan originations exceeded sales and maturities of investment securities. Finally, financing activities resulted in a net inflow of $223.6 million due to increases in both deposits and borrowings.

Liquidity must also be managed at the Fulton Financial Corporation Parent Company level. For safety and soundness reasons, banking regulations limit the amount of cash that can be transferred from subsidiary banks to the Parent Company in the form of loans and dividends. Generally, these limitations are based on the subsidiary banks' regulatory capital levels and their net income. Until 2004, the Parent Company had been able to meet its cash needs through normal, allowable dividends and loans. However, as a result of increased acquisition activity and stock repurchase plans, the Parent Company's cash needs have increased, requiring additional sources of funds.

In July 2004, the Parent Company entered into a revolving line of credit agreement with an unaffiliated bank. Under the terms of the agreement, the Parent Company can borrow up to $50.0 million (may be increased to $100.0 million upon request) with interest calculated at the one-month London Interbank Offering Rate (LIBOR) plus 0.625%. The credit agreement requires the Corporation to maintain certain financial ratios related to capital strength and earnings. The Corporation was in compliance with all required covenants under the credit agreement as of March 31, 2005. As of March 31, 2005, there were no borrowings against this line.

On March 28, 2005 the Corporation issued $100 million of ten-year subordinated notes at a fixed rate of 5.35%. See also Note K "Subordinated Debt " in the Notes to Consolidated Financial Statements.

These borrowing arrangements supplement the liquidity available from subsidiaries through dividends and borrowings and provide some flexibility in Parent Company cash management. Management continues to monitor the liquidity and capital needs of the Parent Company and will implement appropriate strategies, as necessary, to remain well capitalized and to meet its cash needs.

In addition to its normal recurring and operating cash needs, the Parent Company will also pay cash for a portion of the SVB acquisition, which is expected to be completed in the third quarter of 2005. Based on the terms of the merger agreement, the Parent Company will pay a minimum of approximately $17.0 million and a maximum of approximately $34.0 million to consummate the acquisition. See Note H, " Acquisitions" in the Notes to Consolidated Financial Statements for a summary of the terms of this transaction.